CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS



We consent to the references to our firm under the captions "Financial Highlights" for the John Hancock Bond Fund (one of the portfolios in a series comprising John Hancock Sovereign Bond) in the John Hancock Income Funds Prospectus and the John Hancock Income Fund's Institutional Class I Share Prospectus and "Independent Auditors" and "Financial Statements" in the John Hancock Bond Fund Class A, B and C and I Shares Statements of Additional Information and to the inclusion in Post-Effective Amendment Number 51 to the Registration Statement (Form N-1A No. 2-48925) of our report dated July 9, 2001 on the financial statements and financial highlights of John Hancock Bond Fund.



                                                     /s/ERNST & YOUNG LLP
                                                     --------------------
                                                     ERNST & YOUNG LLP


Boston, Massachusetts
August 27, 2001